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PETER J. LYONS
President
Broadband Carrier Division

April 7, 1999

Mr. Roger B. Abbott
Chief Executive Officer
WorldxChange Communications
9999 Willow Creek Road
San Diego, CA 92131

Dear Roger:

In an effort to resolve the current situation between Communication TeleSystems International, d/b/a WorldxChange Communications (WorldxChange) and Siemens Information and Communication Networks, Inc. (Siemens) relating to your deployment of the EWSD switching system and the resulting network problems and, along with your request for further financial assistance, Siemens is pleased to offer the following in return for WorldxChange's acceptance of the below listed conditions:

     (1) Siemens will immediately provide an additional $6 million in U.S. lease financing from its Telecommunications Finance Group (TFG), at its then current lease rate (not to exceed 11 1/2% per annum) and other lease terms customarily offered to WorldxChange with the provision that the value of any single item to be leased shall be no less than $20,000. This financing may also be applied to reimburse WorldxChange for equipment purchases, the type of which customarily qualify for TFG leasing, made or paid for during the past ninety (90) days.

     (2) With the exception of Lease #185161/Seattle, WA; #185224/Honolulu, HI; and #185232/New York, NY; TFG will continue to defer payments on all other


SIEMENS INFORMATION AND COMMUNICATION NETWORKS, INC.

400 Rinehart Road           Tel: (407) 942-5077
Lake Mary, Florida 32746    Fax: (407) 942-5701


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          existing U.S. leases (including the Dallas and Los Angeles EWSD leases as well as the additional $6 million referenced in paragraph 1, which have not yet commenced) as follows: a) lease #185161, #185224 and #185232 will be restructured as of April 10, 1999, by extending the term of these leases by 9 months, with interest for these leases beginning to accrue as of April 10, 1999, at the contract rate and payments on these leases to resume on May 1, 1999; b) payment on all other U.S. leases shall commence on December 1, 1999, with interest on these leases beginning to accrue as of April 10, 1999. The interest rate from April 10, 1999, through December 1, 1999, shall be 6.5% per annum, after which the interest rate shall revert back to the contract rate specified in each such lease. Sometime in early November, the prior deferral period and the interest attributable to the current deferral will be incorporated into a restructured lease payment amount/term for each lease; c) It is acknowledged and agreed that no interest will be owed or payable by WorldxChange on any of the existing U.S. leases for the period July 1, 1998 through April 9, 1999.

     (3) Siemens will provide EWSD line side software for all features available up through Release 16 for up to 10,000 subscriber lines for each of the three existing EWSD systems currently located in New York, NY; Los Angeles, CA; and Dallas, TX. The license for the use of such software will be granted at no additional charge. The terms and conditions of the license will be the same as those for the existing software on those switches. Any hardware required to

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          implement the line side software function will be offered to
          WorldxChange at Siemens' most preferred customer discounts based on equivalent volumes.

     (4) Siemens will provide Local Number Portability software at no cost to WorldxChange for all existing U.S. based DCO and EWSD systems on a network buyout basis.

     (5) Siemens will grant a 10% Third Party Vendor ("TPV") allowance for each new U.S. switch purchase through September 30, 1999. As the ratio between Siemens and TPV equipment on lease becomes more in balance, the TPV allowance will be reviewed for possible modification.

     (6) The total principal balance, on which lease payments will resume on May 1, 1999, shall be limited to an aggregate amount of $6 million.

In return for the above, WorldxChange agrees to:

     (7) drop all claims for damages and liabilities, including without limitation, those for lost revenue, that it has or may have asserted against Siemens and agrees to accept and execute the enclosed Release and Covenant Not to Sue;

     (8) WorldxChange unconditionally accepts all EWSD switches through Release 16 as they are designed and functioning as of the date of this letter (except that the Dallas and Los Angeles EWSD switches will be so accepted upon completion of installation). Nothing herein shall limit the responsibility of Siemens (including

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          but not limited to warranty obligations) with respect to future releases after Release 16;

     (9) WorldxChange agrees that the design and content of any future releases and their associated features and functions will be under the sole control of Siemens, however, in this regard, Siemens will, upon WorldxChange's request, evaluate for potential inclusion in future releases those features and functions that WorldxChange deems to be critical to its business;

    (10) WorldxChange agrees to treat Siemens as its worldwide preferred vendor of choice and in this regard agrees to provide Siemens with a reasonable opportunity to bid on any future purchases by WorldxChange during the next 24 months of products or services which WorldxChange is aware that are offered by Siemens or its affiliates;

    (11) WorldxChange agrees to execute and deliver lease restructure documents for all Canadian leases to incorporate existing payment arrearages into a revised lease term. Monthly payments for these leases will resume on May 1, 1999.

    (12) All amounts due Siemens for open account purchases (Account No. 66155) will immediately be paid and WorldxChange will resume making payments for this account based on Net 30 Day terms.

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Please indicate your acceptance of the above by signing in the space provided below one of the two originals of this letter and returning same to the undersigned along with the executed Release and Covenant Not to Sue.


Sincerely,

/s/ Peter J. Lyons

Peter J. Lyons
President, Broadband Carrier Division

Enclosure

Agreed and Accepted:

WorldxChange Communications




By:  /s/ Roger B. Abbott
   --------------------------------
         Roger B. Abbott
         Chief Executive Officer

                                                                              5

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[WORLDXCHANGE COMMUNICATIONS LETTERHEAD]

April 8, 1999

Peter J. Lyons
Siemens
400 Rinehart Rd.
Lake Mary, FL 32746

Dear Pete:

In reviewing the agreement we have been working on, Roger raised the point that, while the length of the lease extension is specified for the three (3) leases on which payment will resume on May 1st, we did not specify the length of the lease extensions on the remaining U.S. leases and the Canada leases.

Our understanding is that on the Canada leases (on which payments will also resume on May 1st) and the balance of the U.S. leases (which will resume monthly payments on December 1, 1999), those leases will be restructured so that whatever term was remaining when the deferral started on July 1, 1998 will still remain when the monthly payments resume.

Please confirm that Siemens agrees with this understanding by countersigning this letter at the place indicated below and transmitting it back to me by facsimile. I've enclosed copies of the letter agreement and release which Roger has already signed, so that this will be a done deal when I receive your fax.

Thanks again for your help in working this out. Roger and I look forward to continuing our long standing relationship with you and Siemens.

Sincerely,

/s/ Eric G. Lipoff

Eric G. Lipoff
Senior Vice President
and General Counsel

enclosure

EGL/sm

The above is agreed and accepted to:

By:  /s/ Peter J. Lyons
    -----------------------

Date:       4/8/99
    -----------------------

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                        RELEASE AND COVENANT NOT TO SUE

Communication TeleSystems International d/b/a WorldxChange Communications (WorldxChange), with offices at 9999 Willow Creek Road, San Diego, CA, 92131, on behalf of itself, its parent corporations and affiliates and their respective officers, directors and employees (hereinafter referred to as "WorldxChange"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby release, remise, acquit, set aside and forever discharge Siemens Information and Communication Networks, Inc., also known as Telecommunications Finance Group, its parents, subsidiaries, affiliates, predecessors, successors, assigns, employees, agents, officers and directors (hereinafter referred to as "Siemens") of and from all manner of claims, causes of action, suit, debts, controversies, agreements, promises, damages, liabilities, costs, expenses, compensation, judgments, executions and demands whatsoever, in law or in equity, in contract or tort, whether known or unknown, WorldxChange ever had, now has or hereafter can, shall or may have against Siemens from the beginning of the world through the date of this Release and Covenant Not to Sue relating to, concerning or arising out of or connected with, directly or indirectly, delivery, installation, turnover and operation of any and all EWSD switching equipment and EWSD computer software and other associated equipment and computer software through and including Release 16 provided by or through Siemens to WorldxChange.

WorldxChange expressly agrees and covenants not to jointly or severally bring any litigation against Siemens for any claims, disputes or causes of action whatsoever relating to, concerning or arising out of any of the foregoing business dealings.

It is expressly understood and agreed that this Release and Covenant Not to Sue is given to compromise doubtful and disputed allegations and claims made by WorldxChange and that the provision of the aforementioned consideration by Siemens to WorldxChange does not constitute any admission of legal liability or responsibility on the part of any person released and that each of the persons released denies any such legal liability or responsibility.

This Release and Covenant Not to Sue shall be governed and construed according to the laws of the State of Florida without regard to the principles governing conflicts of law.

IN WITNESS WHEREOF, WorldxChange has caused this Release and Covenant Not to Sue to be executed by its duly authorized representative dated this 7th day of April, 1999.

WorldxChange Communications



By: /s/ Roger B. Abbott
   ----------------------------
   Roger B. Abbott
   Chief Executive Officer

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